UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 28, 2010 (July 22, 2010)

InfoSonics Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-32217	33-0599368
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification
of incorporation)		No.)

4350 Executive Drive, Suite #100,
San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 373-1600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.              Termination of a Material Definitive Agreement.

On April 30, 2008, InfoSonics Corporation (the “Company”) entered into a Loan, Security and Bulk Purchase Agreement and a Letter of Credit and Security Agreement (collectively, the “Agreement”) with Wells Fargo Trade Capital, LLC (successor in interest to Wells Fargo Century, Inc.)(“Lender”).  The Agreement had a two-year term ending in April 2010, but was renewed under its current terms and conditions for another year ending in April 2011.  Pursuant to the Agreement, the Company can obtain advances up to $45 million based on the expected collections of eligible receivables as well as value of the Company’s eligible inventory.  The outstanding advances could not exceed the lesser of (i) $45 million or (ii) the sum of the value of the eligible receivables and eligible inventory multiplied by their respective advance rates as set forth in the Agreement.  The credit facility is secured by all of the assets of the Company.  The interest rate for each borrowing under the Agreement is, at the option of the Company, either the Wells Fargo Bank N.A. prime rate minus 0.50% or the LIBOR rate plus 2.00%.

There are currently no advances outstanding under the Agreement.  Outstanding letters of credit supported by the Agreement amount to $2.6 million.

Section 6.2 of the Agreement provides that the Agreement may be terminated for convenience by either party with 60 days’ written notice.  Although the Company is currently in compliance with all of its covenants under the Agreement, on July 22, 2010, it received a notice from the Lender of its election to terminate the Agreement on September 22, 2010, the end of the 60-day notice period.  It is the Company’s belief that the principal reasons for the Lender’s actions are the decreased utilization of the facility by the Company, the high level of capital reserves required by the Lender to support the facility and the Company’s lack of profitability.  There will be no early termination penalties incurred by the Company as a result of this termination.

The Company believes that its current cash resources and working capital are sufficient to fund its operations for the foreseeable future.  In addition, the Company is considering other alternatives, including replacing the facility with another lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InfoSonics Corporation

/s/ Vernon A. LoForti
Vernon A. LoForti
Date:	July 28, 2010	Chief Financial Officer